EXHIBIT 99.1

Cardtronics Names New Independent Director, Increases Board Size

HOUSTON, Feb. 8, 2010 (GLOBE NEWSWIRE) -- Cardtronics, Inc. (Nasdaq:CATM) today announced the appointment of Mr. G. Patrick Phillips as an independent director to its Board of Directors (the "Board").  Mr. Phillips was elected to the company's Board effective February 5, 2010.  In addition to his Board seat, Mr. Phillips will serve as a member of Cardtronics' Audit Committee and its Nominating & Governance Committee.

"I am very pleased to welcome Pat as a member of our Board," said Fred Lummis, Cardtronics' Chairman of the Board. "Pat's expertise in the banking and financial products and payments industry adds to the depth of our collective Board and we look forward to the insight that he will bring."

Mr. Phillips is a 35-year veteran of Bank of America, most recently serving as President of Bank of America's Premier Banking and Investments group from August 2005 to March 2008. During his tenure at Bank of America, Mr. Phillips led a variety of consumer, commercial, wealth management and technology businesses. Mr. Phillips currently serves on the board of directors of USAA Federal Savings Bank and is the Chairman of that board's Finance and Audit Committee. Additionally, he previously served as a Director of Visa USA and Visa International from 1990 to 2005 and 1995 to 2005, respectively. Mr. Phillips received a Masters of Business Administration from the Darden School (of business) at the University of Virginia in 1973 and graduated from Presbyterian College in Clinton, South Carolina in 1971. Mr. Phillips is a native of Greenville, South Carolina.

In conjunction with Mr. Phillip's appointment, the existing Board members unanimously voted to increase the size of Cardtronics' Board by one seat, from seven to eight members.  Including Mr. Phillips, the members of the Cardtronics Board are: Fred R. Lummis (Chairman of the Board), J. Tim Arnoult, Robert P. Barone, Jorge M. Diaz, Dennis F. Lynch, Steven A. Rathgaber, and Michael A.R. Wilson.

ABOUT CARDTRONICS

Headquartered in Houston, Texas, Cardtronics (Nasdaq:CATM) is the world's largest non-bank operator of ATMs. Cardtronics operates approximately 33,400 ATMs across its portfolio, with ATMs in every major market in the United States and Puerto Rico, over 2,600 ATMs throughout the United Kingdom, and over 2,600 ATMs throughout Mexico. Major merchant clients include 7-Eleven®, Chevron®, Costco®, CVS®/pharmacy, ExxonMobil®, Rite Aid®, Safeway®, Sunoco®, Target®, and Walgreens®. Complementing its ATM operations, Cardtronics works with financial institutions of all sizes to provide their customers with convenient cash access and deposit capabilities through ATM branding, surcharge-free programs, and image deposit services. Approximately 11,100 Cardtronics owned and operated ATMs currently feature bank brands. For more information, please visit the Company's website at http://www.cardtronics.com.

The Cardtronics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=991

CONTACT:  Cardtronics, Inc.
          Investors:
          J. Chris Brewster, Chief Financial Officer
            832-308-4128
            cbrewster@cardtronics.com
          Media:
          Joel Antonini, Vice President - Marketing
            832-308-4131
            joel.antonini@cardtronics.com